Exhibit 10.18

FORM OF

BAXTER INTERNATIONAL INC.

LTI Stock Option and Restricted Stock Unit Plan

1.	Purpose

This Stock Option and Restricted Stock Unit Plan (the “Plan”) is adopted by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Baxter International Inc.

2.	Participants

Participants in this Plan (a “Participant”) shall be employees of Baxter International Inc. or its subsidiaries (the “Company”) who have been selected by the Committee and to whom the Committee makes awards of Stock Options (an “Option”) and Restricted Stock Units under this Plan.

3.	Awards

Each Option and Restricted Stock Unit shall be granted pursuant to and for the purposes stated in the Baxter International Inc. 1998 Incentive Compensation Program or 2000 Incentive Compensation Program or 2001 Incentive Compensation Program or 2003 Incentive Compensation Program (the “Program”), as specified by the Committee. The purchase price for each share of Common Stock (as defined in the Program “Common Stock”) subject to an Option shall be the Fair Market Value of a share of Common Stock on the date that the Option is awarded (the “Grant Date”); provided, however, that for employees of the Company’s subsidiaries in Italy the purchase price will be the greater of the “Normal Value” or the “Fair Market Value” on the Grant Date. The “Normal Value” is defined as the arithmetic average of the share price of Common Stock in the month preceding the Grant Date. The terms of each Option and Restricted Stock Unit will be as set forth in these terms and conditions. To the extent that any of the terms and conditions contained in this Plan are inconsistent with the terms of the applicable Program, the terms of the applicable Program shall govern. Unless otherwise indicated, terms defined in the applicable Program shall have the same meaning in these terms and conditions. The Option is not intended to qualify as an Incentive Stock Option within the meaning of section 422 of the United States Internal Revenue Code, as amended (the “Code”). The Company has not selected any country as its home member state under the European Union Directive 2003/71/EC, and the grant of Options pursuant to this Plan is simultaneous.

4.	Options

4.1

Subject to Section 11.10 of the applicable Program, Options shall first become exercisable on the third anniversary of the Grant Date. After an Option becomes exercisable and until it expires, it may be exercised in whole or in part, in the manner specified by the Company. Under no circumstances may an Option be exercised after it has expired. Shares of Common Stock may be used to pay the purchase price for shares of Common Stock to be acquired upon exercise of an Option or fulfill any tax withholding obligation, subject to any requirements or restrictions specified by the Company.

4.2	Except as otherwise set forth in Sections 4.3 and 4.4 and the following sentence, if a Participant’s employment with the Company terminates before his or her Option becomes exercisable, the Option will expire when the Participant’s employment with the Company terminates. If a Participant is rehired by the Company within 90 days of termination, the Participant shall be construed to have been continuously employed by the Company for purposes of vesting and exercise.

4.3	If the employment with the Company of a Participant who is at least 50 years of age and has completed 15 or more years of employment with the Company is terminated (other than by reason of his or her death or disability) before his or her Option becomes exercisable, the Option will continue to become exercisable for one year from the date on which employment with the Company is terminated. Subject to Section 4.8, the Option will expire on the fifth anniversary of the termination date.

4.4	If the employment with the Company of a Participant is terminated due to death or disability more than one year after the date on which the Option is granted, but before his or her Option becomes exercisable, the Option will immediately become exercisable and, subject to Section 4.8, the Option will expire on the first anniversary of the date that it becomes exercisable.

4.5	Except as otherwise set forth in Sections 4.6 and 4.7, if a Participant’s employment with the Company terminates after his or her Option becomes exercisable, the Option will not expire immediately but will remain exercisable. Subject to Section 4.8, the Option will expire three months after the Participant’s employment with the Company terminates. If the participant dies or becomes disabled during the three-month period, the option will expire on the first anniversary of the termination date.

4.6	If the employment with the Company of a Participant who is at least 50 years of age and has completed 15 or more years of employment with the Company is terminated (other than by reason of his or her death or disability) after his or her Option becomes exercisable, the Option will not expire immediately but will remain exercisable. Subject to Section 4.8, the Option will expire on the fifth anniversary of the termination date.

4.7	If the employment with the Company of a Participant is terminated due to death or disability after his or her Option becomes exercisable, the Option will not expire immediately but will remain exercisable. Subject to Section 4.8, the Option will expire on the first anniversary of the date of death or disability of the Participant.

4.8

Options that have not previously expired will expire at the close of business on the tenth anniversary of the Grant Date; provided, however, that Options granted to employees residing in Switzerland on the Grant Date shall expire on the eleventh anniversary of the Grant Date. If an Option would expire on a date that is not a business day, it will expire at the close of business on the last business day preceding that date. A business day is any day on which the Common Stock is traded on the New York Stock Exchange.

4.9	An exercisable Option may only be exercised by the Participant, his or her legal representative, or a person to whom the Participant’s rights in the Option are transferred by will or the laws of descent and distribution.

4.10	A transfer of employment among Baxter and its subsidiaries will not constitute a termination of employment within the meaning of the Plan.

4.11	A transfer of employment to a company that assumes an Option or issues a substitute option in a transaction to which Section 424 of the Code applies will not constitute a termination of employment within the meaning of the Plan.

4.12	Except to the extent that it would cause the Option to be subject to Section 409(A) of the Internal Revenue Code, the Committee may, in its sole discretion and without receiving permission from any Participant, substitute stock appreciation rights (“SARs”) for any or all outstanding Options. Upon the grant of substitute SARs, the related Options replaced by the substitute SARs shall be cancelled. The grant price of the substitute SAR shall be equal to the Option Price of the related Option, the term of the substitute SAR shall not exceed the term of the related Option, and the terms and conditions applicable to the substitute SAR shall otherwise be substantially the same as those applicable to the related Option replaced by the substitute SAR.

5.	Restricted Stock Units

5.1	Subject to Section 11.10 of the applicable Program, the Restricted Stock Unit is subject to being earned and vested in accordance with the following vesting dates (as applicable, the “Vesting Date”):

•	One-third of the total number of units (rounded) on the first anniversary of the Grant Date

•	One-third of the total number of units (rounded) on the second anniversary of the Grant Date

•	The remaining number of units on the third anniversary of the Grant Date

The Company shall deliver to a Participant, not later than 2 ½ months following the applicable Vesting Date, one share of Common Stock for each Restricted Stock Unit that vests.

5.2	Except as otherwise set forth in Sections 5.3 and 5.4 and the following sentence, if a Participant’s employment with the Company terminates before the Vesting Date, any unvested Restricted Stock Units shall be forfeited on the effective date of termination. If the Company rehires a Participant within 90 days of termination, the Participant shall be construed to have been continuously employed by the Company for purposes of vesting.

5.3	If the employment with the Company of a Participant who is at least 50 years of age and has completed 15 or more years of employment with the Company is terminated (other than by reason of his or her death or disability), the Restricted Stock Unit will continue to become vested for one year from the date on which employment with the Company is terminated.

5.4	If the employment with the Company of a Participant is terminated due to death or disability, all Restricted Stock Units shall vest on the effective date of the termination.

5.5	The Restricted Stock Unit shall not be transferable and may not be sold, assigned, pledged, hypothecated or otherwise encumbered.

5.6	A transfer of employment between Baxter and its subsidiaries will not constitute a termination of employment within the meaning of the Plan.

6.	Ownership and Dividends

6.1	During the restriction period in which the Restricted Stock Unit is subject to forfeiture and restrictions on transfer as set forth above, the Participant shall not be treated as a shareholder as to those shares of Common Stock underlying the Restricted Stock Unit and shall only have a contractual right to receive them upon vesting, unsecured by any assets of the Company. The Participant shall not be permitted to vote the Restricted Stock Units. The Participant shall be permitted to receive cash payments equal to the dividends and distributions paid on shares of stock to the same extent as if each Restricted Stock Unit was a share of stock, and those shares were not subject to the restrictions imposed by this Plan; provided, however, that no dividends or distributions shall be payable to or for the benefit of the Participant with respect to the record dates for such dividends or distributions occurring on or after the date, if any, on which the Participant has forfeited the Restricted Stock Units.

7.	Amendment

7.1	Subject to the limitations contained in Section 11.9 of the applicable Program, the Board or the Committee may, at any time and in any manner, amend, suspend, or terminate the Plan or any outstanding Options or Restricted Stock Units under the Plan.